EXHIBIT 99.4

823 Riverview Drive
Benton Harbor, Michigan  49022
Telephone:  (616) 927-2251

Dear Fellow Shareholder:

          On behalf of the board of directors of Shoreline Financial Corporation, we cordially invite you to attend the Special Meeting of Shareholders of Shoreline Financial Corporation to be held on:

Wednesday, December 20, 2000 11:00 a.m. local time Schuler's Restaurant (Harvest Room) 5000 Red Arrow Highway Stevensville, Michigan

for the purpose of considering and acting upon:

1.

The approval and adoption of the Agreement and Plan of Merger, dated as of August 21, 2000, between Chemical Financial Corporation and Shoreline Financial Corporation, pursuant to which Shoreline will merge into Chemical and each share of Shoreline common stock will be converted into 0.64 of one share of Chemical common stock (and cash in lieu of fractional shares); and

2.	Such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

         The terms of the merger agreement, as well as other important information relating to Chemical and Shoreline, are contained in the attached prospectus and joint proxy statement. Please give this document your careful attention. The Board of Directors of Shoreline has approved the merger agreement and recommends that Shoreline's shareholders vote "FOR" its approval and adoption. Only holders of Shoreline common stock as of the close of business on November 10, 2000 are entitled to vote at the special meeting.

         This notice and the attached prospectus and joint proxy statement and the accompanying form of proxy are being mailed on or about November 17, 2000. Because of the significance of the proposed merger to Shoreline, your vote at the special meeting, either in person or by proxy, is especially important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before the special meeting, as more fully explained in the attached prospectus and joint proxy statement. Thank you for your prompt attention to this important matter.

Sincerely,

Dan L. Smith Chairman of the Board and Chief Executive Officer	James R. Milroy President, Chief Operating Officer and Secretary

Benton Harbor, Michigan
November 15, 2000